Exhibit 99.1
CHICAGO BRIDGE & IRON COMPANY N.V.
2009 FOURTH QUARTER EARNINGS CALL
Speakers:
PHILIP K. ASHERMAN,
President and Chief Executive Officer, CB&I
LASSE PETTERSON,
Chief Operating Officer, CB&I
DAN McCARTHY,
President, Lummus Technology
RON BALLSCHMIEDE,
Chief Financial Officer, CB&I
5:00 p.m. to 6:07 p.m., Eastern Standard Time
Monday, February 22, 2010

OPERATOR:	Before beginning today’s call, the company would like to caution you regarding forward-looking statements. Any statements made or discussed today that do not constitute or are not historical facts, particularly comments regarding the company’s future plans and expected performance, are forward-looking statements that are based on assumptions that the company believes are reasonable, but are subject to a range of uncertainties and risks that are summarized in the company’s press release and SEC filings.

While forward-looking statements represent management’s best current judgment as to what may occur in the future, the actual outcome or results may differ materially from what is expressed or implied in any such statements.

Now I would like to turn the call over to Mr. Philip Asherman, President and CEO of CB&I.

PHIL ASHERMAN:	Good afternoon, and thank you for joining us today. With me is Lasse Petterson, CB&I’s Chief Operating Officer; Dan McCarthy, President of Lummus Technology; and Ron Ballschmiede, our Chief Financial Officer.

I’m pleased to report that CB&I’s fourth quarter 2009 resulted in the highest gross profit as a percentage of revenue in our company’s history. Revenues for the quarter were in line with our expectations, and we booked $3.5 billion in new awards during the quarter. We’re also happy to report that we have consistently exceeded consensus estimates throughout the year.

Before we discuss our overall performance, let me first congratulate our global workforce for the tremendous achievement in project safety. For the full year, we executed over 107 million man-hours, including all direct and subcontracted hours globally. Our safety record for the year is four times better than the industry average according to best practices data from the Construction Industry Institute.

To recap, at the start of 2009, there was tremendous uncertainty in the outlook for the year. The price of crude and other commodities was still unsettled. The supply market was still very volatile, and, importantly for us, the large capital projects that were anticipated for the year were ongoing reestimates and pricing and in many cases carried a substantial risk of delay or cancellation.

This uncertainty and volatility at the beginning of 2009 compelled us to give guidance that was much wider than our norms, but, again, the key issue was topside growth and the uncertainty of new awards.

Cash balances were $88 million at the start of 2009, and we went into the year with slightly over $5.5 billion of backlog.

Our long-term debt was at $160 million and our share price was slightly over $12 at earnings release.

At the end of 2009, we have over $300 million in cash. We reduced our long-term debt by $40 million and started the year with over $7 billion in backlog.

New awards far exceeded our guidance with over $6 billion in new orders, 90 percent of which were outside the USA. Some of the major awards included the $530 million GASCO tank work in Abu Dhabi, the $550 million Gorgon LNG tank award in Australia, the $1.5 billion refinery project for REFICAR in Colombia, and the billion dollar gas project in Papua New Guinea for ExxonMobil.

Ron will speak to the Q4 and year-end financial results, but the good news is that we are able to close the year with solid performance from our projects. As you can see, we positively influenced this performance by maintaining good margins, driving cost out of our business without major reductions in direct personnel, and maintained solid liquidity in our balance sheets. And, certainly, this has had a positive impact on the share price with good improvements on our PE relative to our peers.

I’ll provide some additional comments after the Q&A, but, first, Lasse, Dan, and Ron will update you on backlog, markets, and financial results.
We’ll begin with Lasse who will report on CB&I Lummus and Steel
Plate Structures.
Lasse?

LASSE PETTERSON:	Good afternoon.

As Phil mentioned, new awards for the year totaled $6.1 billion U.S. dollars, with more than $3.5 billion awarded in the fourth quarter alone.

Fourth quarter new awards include our $1.4 billion REFICAR refinery projects in Colombia, the $1 billion gas plant project associated with ExxonMobil’s LNG project in Papua New Guinea, our $550 million Gorgon LNG storage tanks award in Australia, and $100 million peak shaving LNG project in Pennsylvania.

In addition, we have recently announced a $50 million contract to provide engineering services for the Goliat Floating Production, Storage, and Offloading project for FPSO in the Barents Sea offshore Northern Norway.

I will briefly walk you through our backlog which totaled $7.2 billion at year-end 2009.

Slide 14 shows a representation of our larger CB&I Lummus projects. As a reminder, our CB&I Lummus Sector includes our global EPC work for upstream and downstream oil and gas projects, complete LNG liquefaction trains and regassification terminals, and other energy projects.

In Chile, the Quintero LNG regassification project has been receiving LNG cargoes and been sending out gas onto the pipeline grid since last summer. Work on the project has focused on completing the 250,000 cubic meter permanent storage tanks. The first tank is on schedule to be in service in the second quarter.

This is a major milestone for the project because in order to fast track gas deliveries to Chile, the project was designed to have the LNG ships moored at the jetty and serve as storage until the large permanent storage tanks could be completed. The ships to date have docked over a few weeks time to offload into the terminal. As soon as the first tank is operational, the ship will be able to unload the LNG cargoes in a few days and then depart.

In Peru, the LNG liquefaction project is moving quickly towards construction, completion, and start-up. The photo here shows the acid gas removal unit which removes impurities from the natural gas before it’s liquefied. The LNG tanks are ready for cool down. The utility area is complete and in operation, and construction activities are transitioning on schedule to commissioning and start-up with first LNG export scheduled in the second quarter.

In November, we announced our $1.4 billion reimbursable EPC contract for REFICAR’s refinery expansion project in Cartegena, Colombia. The FEED work is complete. The detailed engineering is underway, and we have started site preparation work. We expect to begin our permanent construction work at the site around midyear. We are pleased to be selected as the single contractor for this multi-unit refinery project, which is unusual for a project of this size and complexity. It reflects the client’s confidence in CB&I and also demonstrates our full range of capabilities.

In addition to serving as the EPC contractor, we are providing the licensed technology for the project through our Lummus Technology Sector. Because this contract is reimbursable, the tank work will be subcontracted separately; however, our Steel Plate Structures Sector is well qualified and positioned to bid and win this part of the project.

In the U.S., the construction work on Golden Pass LNG project, which was damaged by Hurricane Ike is proceeding well. We are now at the height of construction with more than 1,000 workers at the site and the project is on schedule for start-up in the third quarter this year. In addition, we are completing several large refinery expansion projects in the U.S. As reported previously, these projects are proceeding according to plans.

And in Canada, we continue to work on engineering and assist with procurement on the Kearl oil sands project. We hope to soon sign an EPC contract defining an expanded scope on this project.

The South Hook project in the U.K. is now complete. The fourth and fifth tanks were turned over to the client in January and we have demobilized the site. The facility has received more than 50 ship cargoes with LNG since start-up and has operated at capacity to the client’s full satisfaction through this extraordinarily cold U.K. winter.

On the Isle of Grain Phase III project, hydrotesting of the tank is complete, and in the process area and on the jetty, the E&I work are progressing well.

In Europe, we have several refinery expansion projects underway, including the INA hydrocracker project in Croatia, a new hydrotreater project in The Netherlands, and the NIS refinery modernization project in Serbia, which includes adding a hydrocracker and a hydrotreater.

As I referenced earlier, we won a $50 million contract for the Goliat FPSO project in the Barents Sea offshore Northern Norway. This is a field development in the hostile and cold waters of the Barents Sea, and CB&I scope includes the detailed engineering for process topside modules, utility modules, and associated engineering. The majority owner and operator on Goliat is Eni Norge.

Turning to Asia, the Shell ethylene cracker complex in Singapore is ready for start-up. It will soon be providing ethylene, propylene, butadiene, and benzene to meet the demand in Asia’s growing markets.

We have announced and are very pleased to have been selected as the EPC contractor for the gas conditioning plant associated with ExxonMobil’s LNG project in Papua New Guinea. Our scope includes the EPC work for the gas conditioning plant, nearby wellheads and associated piping in infrastructure, all of which are located in the jungle high up in the mountains on the island.

The award of turnkey EPC projects in a remote and challenging location such as this one in PNG, the liquefaction project in the Peru desert, the Kearl project in Northern Alberta, Canada, and the LNG tanks on the remote island of Barrow in Australia speaks to our clients’ confidence in CB&I to deliver such challenging projects.

Our CB&I Lummus headquarters are now relocating to our office in The Hague to take advantage of our capabilities there in addressing the market opportunities in Eastern Europe, Middle East, and Asia Pacific.

We will continue to maintain our substantial presence in the Americas to support our clients and our EPC projects here, both in the upstream and downstream markets.

Turning now to Slide 15, I will go through the backlog on CB&I’s Steel Plate Structures Sector, which includes our global work on storage tanks and containment vessels, and their associated systems. We are currently executing several hundred projects worldwide, so I’ll just highlight just a few here today.

In the U.S., we announced our LNG peak shaving facility in Pennsylvania in October, which will include a new 50,000 cubic meter liquefied natural gas storage tank and related processing facilities.

In the nuclear industry, work on our two major nuclear containment vessel contracts is advancing on schedule. The engineering is progressing, steel has been delivered, and fabrication has begun. Recent Obama administration support for loan guarantees in the U.S. is expected to spur new developments.

Moving to the Middle East, we were awarded several major projects in 2009, including our $530 million award for six cryogenic storage tanks and associated facilities on the massive GASCO Integrated Gas Development project in Abu Dhabi, and in Qatar, commissioning has begun in Shell’s Pearl Gas To Liquid project.

In Western Australia, the construction of the LNG tanks for the Pluto project is about 95 percent complete and we plan to demobilize there in the second quarter. We are in the early engineering phase on a $550 million contract for the Gorgon LNG project on Barrow Island. Our scope includes the EPC work on 280,000 cubic meter full containment LNG tanks, four condensate tanks, as well as the associated piping, electrical instrumentation, and civil works. CB&I’s portion is scheduled to be completed in the third quarter of 2013.

Phil?

PHIL ASHERMAN:	Thank you, Lasse.

Dan McCarthy will now provide an update on Lummus Technology and some comments on how we see the global markets developing.

Dan?

DAN McCARTHY:	Thank you, Phil, and good afternoon.

The map shows an array of significant Lummus Technology projects. I will not cover these but want to make a couple general observations.

Our technology projects are concentrated in the Middle East, India, and China, where new investments continue to be developed.

Secondly, more of these projects are in petrochemicals and refining, and I will address why a little later.

The stars on this chart represent Lummus Technology activity centers. The New Jersey and Houston offices address technology operations, which include licensing, catalysts, and engineering. R&D centers supporting these operations are located in New Jersey, Texas, and California.

Lummus Technology’s heat transfer operations are located in New Jersey and The Hague.
The German operation focuses on the commercial and R&D activities associated with polymers.
The Indian office provides engineering support for worldwide operations, as well as support to the Indian market.
Finally, the China office provides business development and engineering support for projects in China.

The fourth quarter continued the uptick in new awards reported in the third quarter. Business activity is not as robust as at peak market in 2007, but the petrochemical industry has proven to be more resilient through the downturn than we initially anticipated.

In fact, all major new awards in the fourth quarter were in petrochemicals. Lummus Technology was awarded an olefins unit based on methanol conversion in China and a conventional ethylene plant project in the Philippines. The contract for the Philippines project covers license and basic engineering, but we expect to add heater supply as the project proceeds. In addition, butadiene and propylene projects in Saudi Arabia and a styrene project in China were booked.

To provide a little more insight into the market forces Lummus Technology is encountering, I will briefly highlight the following markets: natural gas processing, oil refining, and petrochemicals which we loosely define as anything downstream of the refinery.

Natural gas is the fastest growing component of world energy consumption. In the Asia Pacific region, it is driving demand growth increasingly through LNG. CB&I, as you are aware, is the leading provider of LNG project services and Lummus Technology is engaged in the LNG value chain through floating LNG applications which are still in their infancy.

However, I want to draw your attention to the chart which addresses U.S. natural gas supply. As conventional sources of domestic natural gas deplete, unconventional supplies, mainly shale gas, are being tapped. As is evident in the chart, there will be an immediate and large growth of this source, and that will result in many ongoing field developments. Lummus Technology has intellectual property useful for processing this gas, and we have been busy responding to inquiries for the large Marcellus and Haynesville fields. It is expected that for the foreseeable future, there will be many projects for Lummus Technology and CB&I Lummus in these fields.

The long-term trends in refining generally indicate steady growth, but in the short term, the industry is facing a period of oversupply, because significant new offshore refining capacity has come on-stream just as the recession caused a reduction of fuel demand; however, projections indicate that except for gasoline, demand growth rates will rebound quickly. While gasoline is important to the industry, Lummus Technology is not very dependent on gasoline. Our focus has been on middle distillate production and resid upgrading.

Over the next five years, we anticipate a 5 to 7 percent increase in crude processing, much of it being heavy oil, and a strong growth in demand for middle distillates. During the same period, the demand for heavy fuel oil will decline, requiring increases in conversion capacity. Assuming no further disruptions, we anticipate that by 2015 the net effect of these factors will be a 10 to15 percent increase in conversion capacity. This will provide Lummus Technology with significant delayed coking and hydrocracking licensing opportunities, mainly in offshore refineries.

In parallel, local demand and/or political strategies in growth markets such as Brazil, Russia, India, and China should result in a number of new refinery projects, which should present us with additional opportunities.

Most of Lummus Technology’s petrochemical portfolio is based on olefins, and for this reason, we track global ethylene supply and demand. This curve was generated in 2009 when the global operating rate was in the low 80s. At these rates, one would assume that capital investments would be few and far between. Our experience in 2009 and so far in 2010 has been that project activity has continued at a reasonable pace for the following reasons.

First, in 2008 and 2009 many old or less efficient plants in industrialized regions were shut down and we believe that most of them will not return to production.
Second, ethylene demand has recovered more quickly than anticipated.

Third, the industry is in the midst of a profound shift moving production to locations of low-cost feedstock where the construction of new, efficient, larger scale facilities continues.

Finally, existing operators are proceeding with modernizations and expansions to maintain their competitiveness against these newer facilities.

Another important trend in petrochemicals is the increasing need for on purpose propylene production technologies. Propylene has been produced as a byproduct of ethylene plants, but the newer plants use gas feeds, which do not make significant amounts of propylene byproduct. To meet increases in propylene demand, producers have turned to on purpose technologies such as Lummus Olefins Conversion Technology and CATOFIN propane dehydrogenation technology to fill the gap.

In summary, we believe that the industry trends are positive. North America should provide a solid base for natural gas processing projects. In refining of petrochemicals, North American and Western European markets will take time to recover, but our global footprint permits us to address interesting opportunities in the rest of the world.
Thank you.

PHIL ASHERMAN:	Thank you, Dan.

Ron Ballschmiede will now summarize the financial results for the fourth quarter, the year-end results for 2009, and 2010 guidance.
Ron?

RON BALLSCHMIEDE:	Thanks, Phil, and good afternoon, everyone.
With that overview of our major markets and project activity, let me take you through our financial performance for another strong quarter and our results for the full year.

First, the fourth quarter, revenues for the quarter of just over a billion dollars was down $475 million over the fourth quarter of 2008. The declines in the fourth quarter were consistent with our expectations, and I’ll come back and discuss changes in our revenues by business sector in a moment.

Our gross profit for the quarter was $128 million or 12.3 percent, up from 10.9 percent in the fourth quarter of 2008. The quarter reflects the strongest gross profit percentage since expanding our business outside the traditional tank business in the early 2000s.

Selling and administrative expenses remain well controlled, up slightly from the comparable period of 2008 to $46 million. Adjusting for the effect of changes in our stock based and incentive compensation expense, S&A was down over 10 percent for the quarter and for the full year.

Fourth quarter income from operations was $77 million or 7.4 percent of revenues compared to $121 million in the third quarter of 2008 which was driven by revenues in excess of $1.5 billion.

The fourth quarter of 2009 included a charge of $12 million on the South Hook project. As you heard earlier, that project continues to perform reliably, is now essentially complete, and has turned over to our client.

Perhaps a more relevant comparison is to our 2009 third quarter where we had revenues of $1 billion and income from operations of $74 million or 7.4 percent of revenues, both strong quarters which in a string of five quarters in a row have delivered operating income of 7.2 percent of revenues and EBITDA of $535 million or 8.8 percent of revenues.

Our income tax rate was approximately 41 percent and 39 percent for the fourth quarter and full year respectively. The rates were consistent with our expectations and higher than historically ranged through the impact of unbenefitted losses in the U.K., offset somewhat by other favorable changes in our geographic mix of income in 2009. We would expect our effective tax rate going forward to be back in the 30 to 33 percent range.

The summation of all that results in fourth quarter net income of $43 million or 41 cents per diluted share compared to net income of $69 million and 72 cents in the fourth quarter of 2008. EBITDA totaled $97 million for the quarter of 9.3 percent of revenues and $394 million or 8.6 percent of revenues for the full year.

Now a few comments on our full year results, revenues totaled $4.6 billion in 2009, right in the middle of our original guidance numbers. The revenue decline of $1.4 billion represents the progression of our large LNG projects around the world and softness in the North American market, consistent with our expectations.

Our gross profit and income from operations of $523 million and $314 million, respectively, reflects the quality of our backlog and both reflect the highest level in our company’s history. As a result, as a percent, of revenues of 11.5 and 6.9 percent respectively, these performance measures are the highest since early in the decade when the configuration of our company was substantially different.

Our net income for the year totaled $174 million or $1.79 per diluted share.

Our negative contract capital was $682 million, down $70 million from the beginning of the year. We may experience a similar decline in 2010, depending on the level and nature of our new awards.
As described earlier, our new awards for the quarter and year totaled $3.4 billion and $6.1 billion, respectively, reflecting the major awards discussed earlier. Our back half awards totaling over $5 billion certainly provides us with a solid backlog at the end of the year. However, as is obvious from this slide, the global economic uncertainty which existed in the last quarter of 2008 and continued in the first half of 2009 will have an impact on our revenue burn in 2010. More on that to come.

We continue to work on a variety of new award opportunities. All remain viable and as Phil mentioned, are expected to be a little less lumpy in 2010.

In addition and as important, we continue to see a good level of inquiries and new award opportunities for our smaller projects around the world. Those singles and doubles in project growth totaled over $800 million in the fourth quarter.

Our year-end backlog totaled $7.2 billion, up from $5.7 billion at the beginning of the year. Our previous backlog peak of 2007 included several LNG awards during the period and the Lummus acquisition where we acquired $1.2 billion of backlog. With our 2010 new award and revenue guidance, which I will discuss further in a few moments, we expect backlog to remain steady or grow by the end of 2010.

Now let me take you through the sector quarter, fourth quarter results.

Steel Plate Structures reported revenue of $388 million, reflecting our solid backlog and performance discussed earlier. The major change in the revenue between periods reflect lower revenues in North America, primarily reflecting the slowdown of work in the Canadian oil sands. Steel Plate Structures’ fourth quarter operating income totaled $42.1 million or 10.8 percent of revenues in 2009, compared to 56 or 10.3 percent of revenues in 2008. The improvement in operating performance over 2008 reflects the normal timing and mix of our projects around the world.

CB&I Lummus revenues totaled $548 million in 2009, down $312 million, or $859 million in 2008. There are a couple items driving this net change. The expected decline of revenues from our large LNG terminal and U.S. refinery projects was offset by higher refinery related work outside North America, primarily in Central and South America and Europe. Income from operations totaled $11 million or 2 percent of revenues in the fourth quarter of 2009 compared to $36 million in 2008. The sector’s 2009 operating earnings included a charge of approximately $5 million relating to cost reduction measures and, as previously discussed, an additional charge for the South Hook project of $12 million. Excluding these items, the sector’s operating margin was just under 5 percent, consistent with the range of our expectation.

Finally, our Lummus Technology revenue and operating results reflect the market softness at the end of 2008 and a general improvement throughout the year, which Dan described earlier.

This slide presents our business sector performance over the last several quarters. Importantly, our last five quarters reflect the best operating income quarters in our company’s history with trailing operating income over that period of $435 million, a strong 7.2 percent of revenues.

Our 2009 quarterly revenues trend reflects the pause in the large new awards in the last half of 2008 and first half of this year and the expected progress on our 2007 and prior large LNG awards, which are expected to be completed in the first half of 2010.

We ended the quarter with a cash balance of $326 million, compared to cash at the beginning of the period of $88 million. Our EBITDA of almost $400 million drove our net debt of $73 million at the beginning of the year to a net cash position of $205 million at the end of the year.

As we previously discussed, to take advantage of opportunities in the marketplace and grow our business, we filed a shelf registration statement in August of 2009. The filing provides us with additional flexibility to efficiently raise capital from the sale of securities, and during 2009, the net proceeds from the sale of 2.5 million shares totaled $43.6 million.
We had no revolver borrowings at the end of the year, and each of our bank lines remained in place, flexible, and healthy.

Now turning to guidance, a couple of thoughts that will help with our 2009 numbers, our new award guidance is $4.0 to $4.5 billion compared with our reported 2009 new awards totaling $6.1 billion. As Phil, Lasse, and Dan discussed earlier, we continue to be encouraged by the specific opportunities which we see in the marketplace. Those expectations are spread nicely across business sectors and geographies.

While we are pursuing several opportunities individually measured in the hundreds of millions of dollars, we do not expect the concentration of billion dollar plus awards which we experienced in 2009.

Our revenue range of $3.9 to $4.2 billion reflects the pace of our backlog burn and the less predictable new awards timing.
The industry new award slowdown in late 2008 and early 2009, combined with the engineering and ramp up phase of our large 2009 new awards and the first half of 2010 completion of our large LNG projects causes a bit of an unusual short-term revenue trend, given our $7.2 billion of backlog. On a macro basis, the anticipated 2010 decline in LNG revenue exceeds the estimated incremental revenues from the four large 2009 awards of REFICAR, Papua New Guinea, Gorgon, and GASCO by $400 to $500 million. The balance of the revenue decline reflects the lower revenues from the U.S. refining market, which we have experienced since 2008.

Moving down our income statement, we continue to believe that our gross profit will run in the 10 and a half to 12 and a half percent range, which we previously discussed. We expect total selling and administrative expenses to be less than 2009, reflecting the cost reduction activities which we have put in place to more than offset other normal cost increases. We expect our net interest expense to be slightly below the 2009 level and, as previously mentioned, an effective income tax rate of 30 to 33 percent. With approximately 102 million shares outstanding, all of these key metrics equate to 2010 diluted earnings per share guidance of $1.60 to $1.85.

Phil?

PHIL ASHERMAN:	Thank you, Ron.
We will now open the call for your questions.

OPERATOR:	At this time, ladies and gentlemen, if you would like ask a question, please press Star/1 on your telephone keypad.
Your first question comes from the line of Graham Mattison with Lazard Capital.

PHIL ASHERMAN:	Good afternoon, Graham.

GRAHAM MATTISON:	Good afternoon, guys.

A question I think I might have missed, you mentioned with CB&I Lummus, there was a $5 million realignment charge there. This is related to the move of the headquarters, and is there potential that there could be additional charges related to that?

RON BALLSCHMIEDE:	No. It really relates to downsizing some operations that we’ve been working on throughout the year to make sure we have the right assets in place with the geographic business which is outside of North America — and the move of the headquarters to The Hague is minimal, minimal cost.

PHIL ASHERMAN:	Let me just say that the move of that really recognizes the focusing of our resources, as Lasse was pointing out, in the Middle East and Asia Pacific. Structurally, though, it only requires three management people from the U.S., and the existing infrastructure in The Hague will now just have broader responsibilities. So we have not incurred any material cost with that move, but certainly a tremendous increase in our focus.

GRAHAM MATTISON:	Got you.
And then just to comment on the share issuance, do you have any stated plans for additional issuance of shares going through the year in terms of when you might use that or your outlook on potential acquisitions in the market?

RON BALLSCHMIEDE:	Let me take them one at a time, and then I’m sure Phil will help on some of the others.
The answer is no. I think as we sit here with ending the year with north of $300 million of cash, we’re going to be continuing to use that program to fund the growth.

Right now nothing is imminent. So, until something changes where some opportunities manifest themselves, we are going to leave the share repurchase or the sale program turned off at this point in time.
One of the nice things about that program is it gives us the flexibility to do just that. So we shut her down in mid of the fourth quarter once we saw the cash coming in from our normal sources, and we’ll be ready to turn it on when we see some opportunities out there.

PHIL ASHERMAN:	Graham, I was going to talk a little bit about this in the summary remarks, but since you bring it up, we certainly always keep M&A as a viable strategy for our growth. We’re staying flexible with our balance sheet, leveraging the opportunities out there.

But if the strategy were about capacity in our end markets, we think, you know, our capacity certainly can execute with the existing workforce or through other types of collaborations. If it’s a major diversification acquisition, the time and the complexity probably of that type of acquisition wouldn’t have any impact for 2010. So we keep our options open. We’re continuing to build on our balance sheet, and we’ll keep M&A as a viable strategy going forward.

GRAHAM MATTISON:	Okay, great. I’ll jump back in queue. Thank you very much.

PHIL ASHERMAN:	Okay, Graham. Thank you.

RON BALLSCHMIEDE:	Thank you, Graham.

OPERATOR:	Your next question comes from the line of Andrew Kaplowitz with Barclays.

PHIL ASHERMAN:	Good afternoon, Andy.

ANDY KAPLOWITZ:	Good evening, guys.
Maybe, could you give us a flavor, Phil, of the 4 to 4 and a half billion in new awards that you’re guiding to? Where is the focus for this year? Is it LNG again? Is it more upstream in general? Where is the focus of these projects going to be?

PHIL ASHERMAN:	Well, I think there are a couple of positives that we see, Andy, going on this year.
First of all, I think the distribution in the overall new award outlook for us in the year is more evenly distributed over the four quarters as opposed to being on the back end of the year.
I think, generally, from a regional perspective, we see opportunities in the Americas, both in the oil sands, some opportunities continuing in the Caribbean and South America, the Middle East, and Asia Pacific, primarily in Australia. So we think there are good healthy opportunities for us.

We don’t necessarily see the concentration, as Ron said, in the billion dollar plus projects for this next year, but certainly a pretty good pace of, I’ll say, those medium to large projects, as well as continuing a run rate of our smaller projects.

ANDY KAPLOWITZ:	Great.
Ron, I’m going to try and take a crack at this. Like maybe you can help us a little bit more on the revenue burn issue.
You know, if I think about sort of these big four contracts, you know, the normal burn rate of backlog is maybe 60 percent, you know, the following year. Are these, you know, much slower burning this year, and then will we get that back in 2011? Is that the year that we would have a nice ramp up from these projects?

RON BALLSCHMIEDE:	It is. The unusual part of this, the “big four,” if you will, gives us about $3.5 billion of backlog at the end of the year.
What’s unusual is all of these, particularly in the case of Papua New Guinea and REFICAR, continue to have a front-end engineering phase that they’ll work through for most of 2010.
The same but to a little bit lesser extent is true in the Steel Plate Structures awards, and maybe the easiest one to articulate is the Gorgon opportunity where our timing to hit the ground on the island is in the very last quarter or so of 2010.

So you have it read right. The relatively slow ramp up of probably close to 20 percent of our $3.5 billion to these projects than historically is that long engineering phase.

ANDY KAPLOWITZ:	Okay, that’s great. I’ll get back in queue.

PHIL ASHERMAN:	Thank you, Andy.

OPERATOR:	Your next question comes from the line of Joe Ritchie with Goldman Sachs.

PHIL ASHERMAN:	Hello, Joe.

JOE RITCHIE:	Good afternoon, everyone. Hi, guys.
So building on Andy’s question, you know, as we kind of think about the acceleration into 2011 on the revenue side of things, can you maybe give us a sense on those four contracts, you know, how much — or, you know, what kind of percentage increase you’d expect to see potentially from those four contracts in revenue in 2011 versus 2010?

PHIL ASHERMAN:	I think the key there is getting to the norms relative to burn, annual burn that we’ve had, and I think it’s probably consistent throughout our industry, really. I mean, assuming a fairly equal distribution of new awards throughout the year in the levels that we’ve talked about, but, probably, I would say — what, 40 percent relative to 60 percent? —

RON BALLSCHMIEDE:	Yeah.

PHIL ASHERMAN:	As an estimate for burn for these major projects, you’re talking about a whole lot of effort in terms of man-hours and engineering man-hours. But in terms of just overall revenue, we’re certainly not into the field yet nor purchasing major pieces of equipment.
The other thing I also would want to mention — and we’ll probably have a better view for you about midpoint of the year — is that when you’re working these large reimbursable contracts, the schedule is really controlled by the owner as far as ability to accelerate or to change or to modify or even perhaps slow down. We don’t anticipate that. This is our best estimate that we see on these projects, but, again, I think until we get to 2011, we won’t see any really significant acceleration of that revenue.

JOE RITCHIE:	Okay, great. Thanks.
And one further question. I think you mentioned earlier that on South Hook, you took about $12 million worth of charges this quarter. Was that right?

RON BALLSCHMIEDE:	That’s correct.

PHIL ASHERMAN:	Right.

JOE RITCHIE:	Okay. And then so the project is complete, and so can we —

RON BALLSCHMIEDE:	Yes. More important, yes.

PHIL ASHERMAN:	The phones are unplugged, and the project has been demobilized.

JOE RITCHIE:	Okay, great.
And then I guess one, one more follow-up. I mean, as I take a look at your CB&I Lummus margins this quarter, I saw that they were, you know, historically, relatively weak at 2 percent. Is there anything else flowing in there, flowing through there, any material charges that you took this quarter outside of the —

RON BALLSCHMIEDE:	No. The only other thing in there is we’ve — all year long, we’ve had a program of taking costs out of the organization and rationalizing our facilities. In the fourth quarter in the other operating income category, there’s 5 million and some change. Substantially, all of that is related to the CB&I Lummus sector. So, between that $5 million and the $12 million for South Hook, when you equate all that, it gets back to about a 5-percent operating income for CB&I Lummus. That’s in the bandwidth we would think. That’s a 3-to-6-percent operating income business.

JOE RITCHIE:	Thank you.
PHIL ASHERMAN:	I think, Joe, going forward, I think when you look at the sectors, you’ll be able to comp CB&I Lummus very well with the rest of our peers, and, certainly, our Steel Plate Structures has a fairly robust LSTK business. And that should be a little more clear to you as we move forward.

JOE RITCHIE:	Okay, great. Thanks so much.

PHIL ASHERMAN:	All right. Thank you, Joe.

OPERATOR:	Your next question comes from the line of Jamie Cook with Credit Suisse.

PHIL ASHERMAN:	Hello, Jamie.

JAMIE COOK:	Hi. Good evening and congratulations.

PHIL ASHERMAN:	Thank you.

JAMIE COOK:	Just a quick question. I appreciate the color on your margins for 2010, but I guess I’m just — and I understand they’re in your targeted range, but I’m just looking at margins, the implied margins this year relative to last year. If we just back out the charges you had in South Hook, it implies — you know what I mean? Your margins are down here every year. So I’m just trying to understand why they would be down with a lot of the legacy issues gone. I’m assuming some of that is cost reimbursable type projects, but if you could just talk about that and what you’re seeing in margins for current backlog?

PHIL ASHERMAN:	Well, we don’t see any fundamental issues with the pressure on margins per se on the as sold line or certainly in the absence of South Hook on the performance line, quite the opposite. But, if you do the flow down from what we have as projected revenues, I think you’ll find that our anticipated gross margin operating incomes should be at the higher end of that range, and we would anticipate to perform at least at those levels.

RON BALLSCHMIEDE:	The only thing I would add in addition to the — you mentioned earlier the cost reimbursable element of that. Certainly, both billion dollar plus awards are cost reimbursable, so, by definition, less risk, less margin percent, but we’ll take that trade.

And the other element of it is the U.S. refinery business, we’ve talked about that for two years. Then we saw the order intake in that business really drop in early 2008. So it’s been two plus years. However, we had some nice revenue going through our books in ‘08 and ‘09, particularly in the module business, and that’s the business that’s going to be slowing down pretty dramatically in the next year. That’s always good margin business.

JAMIE COOK:	Okay. That’s helpful. Thanks. I’ll get back in queue.

PHIL ASHERMAN:	Bye, Jamie. Thank you.

OPERATOR:	Your next question comes from the line of Barry Bannister with Stifel Nicolaus.

PHIL ASHERMAN:	Good afternoon, Barry.

BARRY BANNISTER:	Hi.
Just following up on Jamie’s questions, I mean, if we go with the midpoint of your revenue guidance and your tax tail wind of having a low 30s rate and the fact that your ATM offering looks suspended and you’ve got 102 million shares, your earnings shouldn’t really be in the low end of the 170 channel. It should be a little higher. Is there something going on that we’re missing perhaps on the minority interest line, given the structure of some of these new awards?

RON BALLSCHMIEDE:	Well, the — I don’t think so. I think that’s why we have the range. You know, there will be a little bit minority interest because the Papua New Guinea project is 65/35 enterprise. However, as mentioned earlier, there’s not a whole lot of revenues coming out of that business. So minority interest is — will be higher because it’s additive to our traditional businesses absent minority interest, but, you know, it doesn’t move them that much. But, certainly, 102 million shares is up quite a bit over our average number of shares for all of 2009.

BARRY BANNISTER:	Yeah.
And is Lummus, which is the laggard — what is the upside there, or is it a pass-through versus marginable revenue issue that’s keeping that margin from matching the EPCM division of peers?

RON BALLSCHMIEDE:	It’s both. It’s both. Certainly, in some of these — in some of our projects we pass through — we don’t pass through, but we don’t get the markup on the materials that we do on the lump sum side, principally due to the fact that we’re not taking risk around it.

PHIL ASHERMAN:	I think too, Barry, as you know that we try very carefully to report on pure project value, we don’t necessarily book in TIC values. There may be some difference just in how we look at new backlog in as sold margins, but, certainly, as we go forward, I think we are going to find that CB&I Lummus should fall right in the range of our peer group.

BARRY BANNISTER:	And then, lastly, you said last quarter that Island Park was operating near capacity. You had closed quite a few facilities, but now you’ve booked a lot of business. Your CapEx was low at just under $50 million, and your free cash flow was a pretty high number at $200 million. Do you think CapEx is going to have to go up as we look into ‘11, as you move into the field per Andy’s earlier question?

RON BALLSCHMIEDE:	No. Our estimate for CapEx in 2010 is $50 to $60 million. So those facilities are pretty much built out, ready to go, and because these projects don’t hit the field until 2011 with high impact, we don’t have a lot of equipment needs, et cetera, for the balance of the year.

PHIL ASHERMAN:	We saw it — just to bring it up, we saw a real good workload at our Island Park facility in Beaumont, particularly in the last half of 2009, to support the EPC of some major projects.
We are looking at probably a reduction, certainly, beginning this month, until we see some new opportunities towards the back of the year, but that is built into our forecast. That’s built into our project outlooks, and, certainly, there’s no significant cost we’re looking at associated with that, with that change in workforce.

BARRY BANNISTER:	Okay, thanks.

PHIL ASHERMAN:	Thanks, Barry.

OPERATOR:	Your next question comes from the line of Scott Levine with JP Morgan.

PHIL ASHERMAN:	Hello, Scott.

SCOTT LEVINE:	Good afternoon, guys. How are you doing?

PHIL ASHERMAN:	Good.

SCOTT LEVINE:	A couple quick one’s for you. First off, on the margins, you’re clear on the guidance implied margin level for 2010, but if we look at your individual business lines, are you seeing any real effect of competition and/or asked another way, is the mix of work having a favorable impact that’s enabling you to keep margins where they’ve been the last couple of years?

PHIL ASHERMAN:	Well, it depends on what type of business you’re talking about.

Certainly, our Lummus Technology business enjoys a very, very high percentage of gross margin and net income, which we anticipate should remain constant going through this year and beyond.

Steel Plate Structures, we’ve seen some pressure on pricing, certainly in places like the Middle East where we’ve seen additional competition from the Koreans and other competitors. So that may create some pressure on margins there — or will create some pressure on margins there.

CB&I Lummus, probably the difference in that business is that if we’re looking at work in the Middle East particularly, it will require us to have more collaborations, perhaps joint ventures on the major projects on refineries in the Middle East. And, certainly, on LNG, we can access that type of program from several different directions, either from the gas plant side or the tank side or the mechanical erection or the EPC.
So we still see some opportunity, haven’t seen too much pressure on margins. Again, I’d have to say it’s more to do with the mix than any absolute pressure on margins.

SCOTT LEVINE:	Okay. And turning to cash flow, without asking for guidance, which you guys I don’t think typically provide, would your expectation be that the cash balance would be up at the end of the year, absent any financing activity, flat, or down?

RON BALLSCHMIEDE:	Up.

SCOTT LEVINE:	Up, okay.

And then, with regard to nuclear opportunities here in the news you’ve gotten recently, is it safe to assume does your bookings outlook anticipate any work in that arena, or was the outlook put together before we’ve gotten this news on loan guarantee or in other ways? Is there any nuke activity really in your bookings that’s meaningful?

PHIL ASHERMAN:	Well, I think as Lasse pointed out, it certainly considers the administration’s recent announcement. We just haven’t seen that necessarily translate that into bookings.

Lasse?

LASSE PETTERSON:	No, that is correct. We haven’t seen that translated into bookings; however, there are a couple inquiries in the marketplace. So, hopefully, this change from the Obama administration’s guarantee will help those projects being developed.

SCOTT LEVINE:	Okay. One last one, then, You know, regarding the U.S. market, particularly downstream, which you guys have said has been weak for some time, if your expectation maybe 12 months from now, 18 months from now that we might be seeing an improving trend there, or is it kind of a wait and see type of situation with the U.S.?

PHIL ASHERMAN:	If you’re talking specifically in the U.S., we anticipate that it may, in fact, be longer. I think there’s certainly going to be opportunities, smaller, more incremental type opportunities in the major refiners. There’s probably going to be some consolidation. That may generate capital work.

But if you look at North America, we think, certainly, we’re encouraged by increasing investment potential in oil sands in Canada and certainly in South America, but the U.S., we aren’t forecasting any significant increases in that market for at least two years out.
Is that fair, Dan?

DAN McCARTHY:	I agree with that, except maybe in this shale gas area, which is actually quite promising.

PHIL ASHERMAN:	Yeah.

That’s an interesting subject, and we’ll probably — we’ll talk about it more, but it’s fairly, I guess, recent development in the last year. But we’ve seen an increase in interest in shale gas opportunities, which at some point should translate that into some capital projects, but we really don’t have a forecast yet to see what that’s going to mean in new awards.

SCOTT LEVINE:	Great. Thanks, guys.

PHIL ASHERMAN:	All right. Thanks.

OPERATOR:	Your next question comes from the line of Michael Dudas with Jefferies & Company.

PHIL ASHERMAN:	Hello, Michael.

MICHAEL DUDAS:	Good afternoon, Phil. Good afternoon, everybody.
First question, U.S. peak shaving market, and any momentum on that front, do you look in 2010?

PHIL ASHERMAN:	We haven’t seen it, Michael. You know, it tends to be fairly opportunistic. I think we were all anticipating a few years ago that there was going to be perhaps a surge of that kind of development, but the only two that we’ve seen, the two that we are operating. We’re doing the one up in Canada at Terasen, and we also, just as you know, were awarded the peak shaver in Pennsylvania. Other than that, I can’t tell you that it’s developed into a real robust opportunity for 2010 or beyond.

MICHAEL DUDAS:	Very successful in booking big projects during 2009 and, certainly, you indicated that 2010 is going to be more of a singles and doubles year. Are — how — not — not going to predict the ‘11 or ‘12, but are there things in the horizon that CB&I in a preliminary phase is working on that will translate to some billion dollar projects out in the next couple of years, and does that require the market to get a lot better, or is it just more of a timing issue for CB&I?

PHIL ASHERMAN:	Well, I think that’s certainly timing. I think the important issue there is that we have been well positioned to capture the large remote projects, as we did in the back half of last year. We still see many of those in front of us, perhaps not on the billion dollars, but certainly in the hundreds of million dollars.

If you look at the Middle East, again, that one is going to require some level of collaboration, we anticipate, just mitigating the inherent risk in that region, but, again, we are overall pretty encouraged about what we see in terms of continuing capital being spent in energy infrastructure.
And it’s across the board. We’ll see some opportunities in South America both for Steel Plate Structures and for CB&I Lummus as well as Asia Pacific and the other regions I mentioned.
So I think, generally, Mike, we’re pretty optimistic going into 2011 and beyond.

MICHAEL DUDAS:	Terrific. Thank you, gentlemen.

PHIL ASHERMAN:	Thank you, Michael.

OPERATOR:	Your next question comes from the line of Richard Roy with Citigroup.

PHIL ASHERMAN:	Hello, Richard.

RICHARD ROY:	Hi. All my questions have been answered. Thank you.

PHIL ASHERMAN:	Thank you.

OPERATOR:	Your next question comes from the line of David Yuschak with Madison Williams.

PHIL ASHERMAN:	Hello, David.

DAVID YUSCHAK:	Hey, how are you guys doing?

PHIL ASHERMAN:	We’re doing fine. How are you?

DAVID YUSCHAK:	We’re good.
Hey, just a couple things. As far as because of the moving parts you’ve had, those wind downs and then the wind-ups, and maybe consistent with some of your thoughts about new business trends being pretty even through the year, does that mean from your gut revenue guidance that we should be kind of thinking more kind of staying at a plateau of about a billion plus or minus, in that range, or are we going to have maybe a weaker first half and a stronger second half? Could you give us some sense as direction on that?

PHIL ASHERMAN:	Well, you know, it’s all subject to the timing of these new awards as any particular year. I think the difference that we see this year as opposed to perhaps the last two and maybe three is you don’t see any dramatic hockey sticks, if you will, or back-end loading scenarios that we presented last year. That’s why you see a reduction of the range, if you will, from new awards because we may not see the multiple billion dollar plus projects, but we see it’s a much more predictable market and more stable than what we’ve seen in the last couple years.

DAVID YUSCHAK:	So looking at the idea of your awards, you had a good quarter in the fourth quarter with new small projects. I think it’s about $800 million, I think is what you said.

PHIL ASHERMAN:	Yeah.

DAVID YUSCHAK:	And is that the kind of thing you’re thinking about for your new business taken? Is it just going to be more of that kind of a project in your assumptions?

PHIL ASHERMAN:	When you look at our company going forward, that range of small projects, that continuous run rate of the smaller projects from quarter to quarter, it can run by half a billion dollars, sometimes well in excess of a billion dollars, so that $800 million is encouraging to us.

When we looked at the market this past year at the beginning of 2009, one of the key variables there was, in fact, being able to sustain that ongoing run rate of smaller projects and just the underpinning of our company. So that’s our starting point in terms of how we see the year unfolding, and on top of that, we see some major capital projects that we hopefully will be able to win through the course of the year.

Again, on new awards, I think the main difference is just the overall distribution. Hopefully, we’re going to be as successful as we have been in the past, and we calculate our plan going forward not on general market conditions but on actual projects we see and the probability of our success in winning those projects.

DAVID YUSCHAK:	I have just one follow-up then, on your encouragement with the smaller awards in the fourth quarter. Is there anything that’s kind of maybe giving you some sense that maybe you could be moving out of that 500 kind of maybe what you’ve averaged in the past and can sustain it towards maybe an —

PHIL ASHERMAN:	Yeah. I think probably the risk in that forecast is the dependability or how dependent we are on international work.

In previous years in our history, we’ve had a high degree of U.S. work for Steel Plate Structures, as well as clean fuels, production of heavier crudes, or refining work, which is for the Steel Plate Structures getting more and more fragmented and for CB&I Lummus on the energy process work has moved outside of the U.S. So that’s the big difference between prior years.

However, we still see a lot of opportunities, again, in the Caribbean region, South America, Canada, Asia Pacific for Steel Plate Structures and CB&I Lummus. It’s just some of what you would might term as a little more nontraditional as we’ve seen in the past.

DAVID YUSCHAK:	Okay. Just one last thing on the cash flows, do you expect them to be kind of consistent throughout the — from operations kind of consistent as well compared maybe to some lumpiness because of wind downs and start-ups as well?

RON BALLSCHMIEDE:	It’s always hard to predict, but first quarter would always be our lowest cash flow period, just because it tends to be the time where we pay taxes and benefit plan contributions, et cetera, et cetera. Beyond that, there isn’t anything unusual that would cause us to believe its front ended or back ended, just that first quarter.

DAVID YUSCHAK:	Okay. Thanks a lot, guys.

PHIL ASHERMAN:	Okay, David.

OPERATOR:	Your next question comes from the line of Jeff Spittel with Pritchard Capital.

PHIL ASHERMAN:	Good afternoon, Jeff.

JEFF SPITTEL:	Good afternoon, guys.

Kind of touching on what you talked about with the project mix as things transition away from larger projects, more toward the singles and doubles this year, I was wondering to hear your thoughts about what that implies about the overall health of the client base, and is that fairly consistent with what you’ve seen at inflection points of prior cycles?

PHIL ASHERMAN:	I guess it depends on your perspective on what constitutes a single or a double.
When you look at the average project size for us these days, I mean, our threshold typically was around $40 million in terms of releasing that in a press release.

We see a number of projects in the hundred million dollar plus range which are — is — and $250 million plus. That’s right in our — that’s right in our sweet spot. So we would like to see as quick a book and burn, and we’d like to see more and more of those. And we have several of those assumed in our plan.
There are some very large jobs, but, again, we factor those down, depending on the level of competition, the location, and also the risk profile of the project.

So I would just say last year was an unusual situation with just the overall concentration of those very, very large projects. This year, we’re probably going to see more of the norm in terms of project mix and location, with the exception of that continuous new work availability in the U.S., both in Steel Plate Structures and CB&I Lummus.

JEFF SPITTEL:	And I guess switching gears, you commented a little bit about the competitive dynamics in the Middle East. I get this question a lot. I don’t have a good answer for it. I was wondering what your thoughts were in terms of how much longer this can persist with the Koreans and the Japanese kind of competing aggressively on price, and is that something that kind of remains isolated to the Middle East and to certain client in the Middle East, in your opinion?

PHIL ASHERMAN:	Well, in my opinion, the presence of the Japanese and Korean contractors in the Middle East certainly is nothing new. They’ve been always present certainly in those regions and have always bid very competitively in that market.

I think there are some differences, though. I think certainly from a quality of resources, we’ve seen the Japanese more successful in what has been, I think, somewhat nontraditional for them relative to PMC and FEED work perhaps, that we haven’t seen a lot of that before.

In the heavily commoditized business such as our Steel Plate Structures, they are extremely competitive. How long that can continue is anyone’s guess, but I would have to say that in the norm when you have a lump sum turnkey project, the spread of these costs are typically in the single digit. We’re seeing far greater spreads in those bids than we ever have before.

So we’re not sitting on the sidelines. We think there’s a number of ways to win, especially on value-added projects, both on Steel Plate Structures as we did at GASCO and certainly with some of the EPC packages coming out of the major refining works. We’ll plan to team who we need to team with to win those jobs. So we expect to be a player, but it is, as you point out, far more competitive than we’ve seen in the past.

JEFF SPITTEL:	Very helpful. Appreciate it. Congrats on a nice quarter, guys.

PHIL ASHERMAN:	Thank you.

OPERATOR:	At this time, there are no further questions.
Do you have any closing remarks?

PHIL ASHERMAN:	I do.

In summary, 2010, as we’ve talked about, is all about mix and timing. We see less volatility in the key variables around commodity and supply pricing and perhaps less risk in the availability of capital funding for major projects which, as I said, should result in a more equal distribution of new awards through 2010.

We do, as Ron pointed out, find ourselves with a unique relationship between backlog and revenue when compared with historic norms.

This is driven by the completion of the large LNG jobs in Peru and Chile plus the U.K. projects and Golden Pass. Also coming to an end is a large tank facility in the Middle East and a remainder of some significant refinery work in the U.S., which in all represents a far higher percentage of total backlog burn than typical in a given year.

And on the other side is the mobilization of the reimbursable billion dollar projects in Cartegena and Papua New Guinea, the LSTK work in Gorgon, and field mobilization at GASCO in Abu Dhabi, just to mention a few. These are all in the early phases of work, which will keep pressure on revenues for 2010. But absent any significant change in schedule or scope from these projects, we expect to see that revenue acceleration again in 2011 and 2012.

Looking forward, we are increasingly encouraged by recent developments in shale gas developments and have had several technology inquiries at the back end of last year for further opportunities, particularly in the U.S. and perhaps Western Europe. Global refining is rebounding outside the U.S. primarily in the production of distillates, as we’ve already seen in Cartegena and the Middle East.

As Dan discussed, an increase in petrochemical opportunities is anticipated over the next several years, and continuing work in oil sands should result in a significant increase in our 2010 backlog by the end of the first quarter or soon thereafter.

As I said earlier, we still see M&A as a viable strategy for our growth, and we are staying flexible with our balance sheet to leverage opportunities if they can demonstrate an advantage to our shareholders, but although 2010 may create some incremental opportunities, most of the major projects we see in our end markets can be executed with current capacity and through collaborations. So, for us, major diversification acquisition that would require significant time and a level of complexity wouldn’t result in any major impact from our perspective for 2010.

And, most importantly, the world is open for business. We believe oil sands, shale gas, nuclear, LNG, and refinery expansion for a variety of reasons we discussed today will continue to drive capital expenditure primarily around the world. I am confident that CB&I will continue to grow as a prominent player in these markets all around the world.
This will conclude our call. Thanks for your time today.

OPERATOR:	This concludes today’s conference call. You may now disconnect.